Licensing Agreement

THIS AGREEMENT (the "Agreement) is made as of the 15th day of February, 2019, by and between Highland Brothers, LLC, a Nevada Limited Liability Company ("HB"), and MJ Holdings, Inc., a Nevada Corporation ("MJH") and collectively, (the "Parties").

WHEREAS HB is a branding company which owns and or controls certain logos, copyrights, trademarks and other intellectual property rights. in the Highland Brothers brand of cannabis and cannabis related products.

WHEREAS MJH is a holding company and is engaged in all aspects of the medical and recreational marijuana business. MJH is a publicly traded company on the OTCQB under the ticker symbol, "MJNE".

WHEREAS MJH desires to receive an exclusive license from HB to use its name, logo, and and other hereinabove described intellectual property rights and utilize said rights in all HB products marketed, distributed or sold by MJH.

NOW THEREFORE BE IT RESOLVED, in consideration of the mutual covenants, promises, warranties and other good and valuable consideration set forth herein, the Parties agree as follows:

1. **LICENSING TERMS**:

   a. HB represents and warrants that it is the owner of all intellectual property rights for the logos and brands of its company contemplated in this Agreement and has the authority to grant a license to use said rights to MJH.

   b. HB grants to MJH, during the term of this Agreement, an exclusive license to use any and all branding materials of HB including, without limitation, its name, logo, and any and all intellectual property rights therein pursuant to the terms and conditions of this Agreement.

   c. MJH acknowledges that it does not have any ownership or other proprietary rights to or in the brands, logos, and intellectual property rights of HB.

   d. MJH agrees not to copy or attempt to copy the brands, logos, or other intellectual property rights licensed to MJH in this Agreement. MJH further agrees that it may not attempt to modify, decompile, reproduce, reverse engineer, or otherwise tamper with, in any way, the intellectual property rights associated with and referred to in this Agreement.

   e. In consideration of the representations and covenants herein, MJH hereby agrees to pay HB a license fee (the "Royalty") equal to seven percent (7%) of the net sales generated by MJH for any products utilizing and/or integrating any of the intellectual property rights, brands or logos, of HB.

f. Net Sales shall equal the gross sales minus any state or federal excise taxes, local and state sales taxes, return of goods, commissions paid to Acres Cultivation, LLC, sales commissions and any other deductions required by law.

g. Royalties shall be calculated and paid to HB quarterly on each April 15, July 15, October 15 and January 15 for the immediately preceding calendar quarter.

h. MJH shall hold in reserve an amount equal to fifteen (15%) of net sales to account for any product returns. This reserve shall be liquidated during the following ninety (90) days. This reserve shall be adjusted annually to reflect actual return experience.

i. MJH is and shall be solely responsible for the costs of all manufacturing, marketing and distribution of the licensed products.

j. This Agreement shall continue for a term of ten (10) years from the date of hereof.

k. MJH represents and warrants that it is familiar with all federal, state, and local laws and regulations regarding the use of the licensed rights provided herein and shall comply with those laws and regulations.

l. There shall be no royalties payable to HB during the first year of this agreement.

m. The parties hereto acknowledge and disclose herein that this Agreement shall be considered a related party transaction in that the sole beneficiary of the Spartan Irrevocable Spendthrift Trust (the single member of Highland Brothers, LLC) is Paris Balaouras, the CEO and a control person of MJH.

n. MJH shall have a first refusal right to acquire HB on the same terms and conditions as contained in any bona fide purchase offer received from any arms length third party. MJH shall have ten (10) business days from the receipt of notice from HB to exercise its rights hereunder.

2. BREACH AND REMEDIES

Should MJH become insolvent, file for bankruptcy protection, or placed in receivership, then MJH shall be deemed in default of this Agreement. Furthermore, the parties agree that breach on the part of MJH would cause HB irreparable harm for which there would be no adequate remedy at law, and that HB would be entitled to injunctive relief against MJH. Given the nature of the license and need to protect HB's intellectual

property, MJH agrees that the remedies set forth in this section, and injunctive relief, are both reasonable and necessary to protect HB.

3. INDEMNIFICATION

MJH agrees to indemnify and hold HB harmless from any and all damages, claims, lawsuits, demands, and expenses (including reasonable attorneys' fees and costs) which arise from the misuse of the property rights associated therewith. In furtherance of this provision, HB agrees to notify the MJH, in writing, of such claims, lawsuits, demands, etc. within twenty (20) days of HB's receipt of same. Furthermore, HB shall grant the MJH the right to use their own attorneys to defend such claims and to pay all costs and expenses associated therewith. If MJH fails to provide such a defense within thirty (30) days, then HB shall have the right to use their own attorneys to defend such claims.

4. PAYMENT

All Royalties shall be made payable to HB by cash, check, certified funds or electronic funds transfer at the sole discretion of MJH. MJH shall account for all sales generated in any given quarter and provide a full and true accounting of same to HB within fifteen (15) days of the end of any calendar quarter.. All then due Royalties shall be paid to HB no later than the fifteenth (15th) day of the month following the end of any calendar quarter in which sales have been generated.

5. COMMERCIAL TRANSACTION

This Agreement is a commercial transaction and shall be governed by Article 2 of the Uniform Commercial Code; neither party is a consumer as defined by any state's consumer protection laws.

6. CHOICE OF LAW AND FORUM SELECTION

This Agreement and all the documents referred to herein shall be interpreted, enforced, and governed by and under the laws of the State of Nevada.

7. ARBITRATION:

As a pre-requisite to filing any civil action or arbitration, any and all controversies or disputes arising out of or relating to this Agreement, during or after its termination or expiration, shall be submitted in writing to the American Arbitration Association for non-binding mediation. The mediation filing fee shall be paid by the party demanding mediation. All other expenses and fees of the mediation shall be split equally between the parties hereto, and the American Arbitration Association is directed to invoice in accordance with this provision.

In the event the parties are unable to resolve the dispute satisfactorily through non-binding mediation, any and all controversies or disputes arising out of or relating to this

Agreement, during or after its termination or expiration, shall be resolved by binding arbitration administered by JAMS. If the amount in controversy is less than or equal to Five Hundred Thousand Dollars ($500,000.00), exclusive of any claims for attorneys' fees, costs and punitive or special damages, the arbitration shall take place before a single arbitrator, licensed to practice law in Nevada and appointed by JAMS, and shall be conducted under the JAMS Streamlined Arbitration Rules and Procedures and any procedures mutually agreed upon by the parties. If the amount in controversy exceeds Five Hundred Thousand Dollars ($500,000.00), exclusive of any claims for attorneys' fees, costs and punitive or special damages, then the arbitration shall take place before a panel of three arbitrators, licensed to practice law in Nevada and appointed by JAMS, and shall be conducted under the JAMS Comprehensive Arbitration Rules & Procedures and any procedures mutually agreed upon by the parties. The parties may mutually agree to a private arbitrator or arbitrators in lieu of JAMS administration. The arbitration shall take place in the City of Las Vegas, Nevada, unless otherwise mutually agreed by the parties. The Arbitrator(s) shall apply the substantive law (and the law of remedies, if applicable) of the State of Nevada in resolving the issues to be heard. The Arbitrator(s), and not any federal, state or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement. All documents, materials, and information relevant to the dispute shall be made available to the other party to review, no later than sixty (60) days after the notice of arbitration is served. The Arbitrator(s) shall not have the authority to modify any provision of this Agreement or to award punitive damages. The Arbitrator(s) shall have the authority to issue mandatory orders and restraint orders. Any party may cause to be prepared at its expense a written transcription or electronic recordation of such arbitration. The award of the Arbitrator(s) shall be supported by written findings of fact and conclusions of law, and in the case of a panel of three arbitrators, shall be supported by a majority of the panel. The Arbitrator(s) shall award attorneys' fees and costs to the prevailing party. The Arbitrator(s) shall further order that the non-prevailing party or parties (if any) pay all costs of the arbitration, including the Arbitrator(s)' fee and any administrative fees incurred. The arbitration shall be final, binding, non-appealable and fully enforceable upon the parties, and may thereafter be enforced by any court of competent jurisdiction under the Federal Arbitration Act.

8. COUNTERPARTS

This Agreement may be executed in one or more counterparts, by facsimile or email, each of which shall be considered an original, and all of which, taken together, shall constitute a single agreement.

9. MODIFICATION

This Agreement can only be effectively modified by a writing, signed by authorized representatives of both MJH and HB.

10. NOTICES

Any written notice to be served on either HB or MJH shall be sent via certified mail to the address indicated at the bottom of this Agreement.

11. WAIVER

The failure by any party to exercise a right or remedy provided for by this Agreement shall not be deemed a waiver of the right or remedy in the future.

12. SURVIVAL OF UNAFFECTED PORTIONS

Should any portion of this Agreement be found to be unenforceable or otherwise invalid, such holding shall not affect the validity and enforceability of the remainder of this Agreement. MJH and HB agree than any portion held invalid or unenforceable shall be deemed amended, reduced in scope, or otherwise be stricken from this Agreement to the extent required to make the remainder of this Agreement enforceable.

13. AUTHORITY

All signatories executing this Agreement represent that they have authority to enter and perform on this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first set forth hereinabove.

Highland Brothers, LLC
212 Desert View
Las Vegas, NV 89107

By: ______________________________
The Spartacus Irrevocable Spendthrift Trust - Member

Its: John Medlen - Manager

MJ Holdings, Inc.
1300 S. Jones Boulevard
Las Vegas, NV 89146

By: Terrence M. Tierney
Terrence M. Tierney

Its: Chief Administrative Officer